SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c)
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No._1_)*
                                        -

                Vertrue Inc. (formerly Memberworks Incorporated)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    92534N101
                                    ---------
                                 (CUSIP Number)

                                 April 13, 2005
                                 --------------
             (Date of Event which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ]   Rule 13d-1(b)
         [ X ]   Rule 13d-1(c)
         [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 19 Pages
                       Exhibit Index Contained on Page 16

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 92534N101                                              13D        Page 2 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Integral Capital Management V, LLC ("ICM5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [_]    (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       0 shares, which shares are directly owned by Integral Capital
                SHARES                                     Partners V, L.P. ("ICP5").  ICM5 is the general partner of ICP5.
             BENEFICIALLY               --------- ----------------------------------------------------------------------------
            OWNED BY EACH                  7      SOLE DISPOSITIVE POWER              -0-
              REPORTING                 --------- ----------------------------------------------------------------------------
                PERSON                     8      SHARED DISPOSITIVE POWER
                 WITH                                      -0- shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                   -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [_]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.00%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 92534N101                                              13D        Page 3 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON ICP Management V, LLC ("ICP Management 5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                (a) [_]    (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       0 shares are directly owned by Integral Capital Partners V Side
                SHARES                                     Fund, L.P. ("Side Fund") and 0 shares are directly owned by
             BENEFICIALLY                                  Integral Capital Partners V SLP Side Fund, LLC ("SLP Side Fund").
            OWNED BY EACH                                  ICP Management 5 is the general partner of Side Fund and the
              REPORTING                                    Manager of  SLP Side Fund.
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0- shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                  -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [_]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.00%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
-----------------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 92534N101                                              13D        Page 4 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Integral Capital Management VI, LLC ("ICM6")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                (a) [_]    (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       0 shares, which are directly owned by Integral Capital Partners
                SHARES                                     VI, L.P. ("ICP6").  ICM6 is the general partner of ICP6.
             BENEFICIALLY               --------- ----------------------------------------------------------------------------
              OWNED BY EACH                7      SOLE DISPOSITIVE POWER              -0-
              REPORTING                 --------- ----------------------------------------------------------------------------
                PERSON                     8      SHARED DISPOSITIVE POWER
                 WITH                                      0 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                    0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [_]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.00%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 92534N101                                              13D        Page 5 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Integral Capital Partners V, L.P. ("ICP5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                (a) [_]    (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       0 shares are directly owned by ICP5. Integral  Capital Management
                SHARES                                     V, LLC is the general partner of ICP5.
             BENEFICIALLY               --------- ----------------------------------------------------------------------------
             OWNED BY EACH                 7      SOLE DISPOSITIVE POWER              -0-
              REPORTING                 --------- ----------------------------------------------------------------------------
                PERSON                     8      SHARED DISPOSITIVE POWER
                 WITH                                      0 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                    0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [_]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.00%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 92534N101                                              13D        Page 6 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Integral Capital Partners V Side Fund, L.P. ("Side Fund")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                (a) [_]    (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       0 shares are directly owned by Side Fund. ICP Management V, LLC
                SHARES                                     is the general partner of Side Fund.
             BENEFICIALLY               --------- ----------------------------------------------------------------------------
            OWNED BY EACH                  7      SOLE DISPOSITIVE POWER              -0-
              REPORTING                 --------- ----------------------------------------------------------------------------
                PERSON                     8      SHARED DISPOSITIVE POWER
                 WITH                                      0 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                    0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [_]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.00%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 92534N101                                              13D        Page 7 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Integral Capital Partners V SLP Side Fund, LLC ("SLP Side Fund")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                (a) [_]    (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       0 shares, which are directly owned by Integral Capital Partners V
                SHARES                                     SLP Side Fund, LLC ("SLP Side Fund").  ICP Management V, LLC is
             BENEFICIALLY                                  the Manager of SLP Side Fund.
            OWNED BY EACH               --------- ----------------------------------------------------------------------------
              REPORTING                    7      SOLE DISPOSITIVE POWER              -0-
                PERSON                  --------- ----------------------------------------------------------------------------
                 WITH                      8      SHARED DISPOSITIVE POWER
                                                           0 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                    0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [_]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.00%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 92534N101                                              13D        Page 8 of 19 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Integral Capital Partners VI, L.P. ("ICP6")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                (a) [_]    (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       0  shares,  which  are  directly  owned by  ICP6. Integral Capital
                SHARES                                     Management  VI, LLC is the  general  partner of ICP6.
             BENEFICIALLY               --------- ----------------------------------------------------------------------------
             OWNED BY EACH                 7      SOLE DISPOSITIVE POWER              -0-
              REPORTING                 --------- ----------------------------------------------------------------------------
                PERSON                     8      SHARED DISPOSITIVE POWER
                 WITH                                      0 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                    0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                          [_]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.00%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:
                  --------------

                  Vetrue Inc. (formerly Memberworks Incorporated)

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  -----------------------------------------------

                  680 Washington Blvd., Suite 110
                  Stamford, CT  06901

ITEM 2(a), (b), (c).       NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:
                           -----------------------------------------------------

                  This statement is being filed by Integral Capital Management V, LLC, a Delaware limited liability company ("ICM5"), ICP Management V, LLC, a Delaware limited liability company ("ICP Management 5") and Integral Capital Management VI, LLC, a Delaware limited liability company ("ICM6"). The principal business address of ICM5, ICP Management 5 and ICM6 is 3000 Sand Hill Road, Building 3, Suite 240, Menlo Park, California 94025.

                  ICM5 is the general partner of Integral Capital Partners V, L.P., a Delaware limited partnership ("ICP5"). ICP Management 5 is the general partner of Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership ("Side Fund") and the Manager of Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company ("SLP Side Fund"). ICM6 is the general partner of Integral Capital Partners VI, L.P., a Delaware limited partnership ("ICP6"). With respect to ICM5, ICP Management 5 and ICM6, this statement relates only to ICM5's, ICP Management 5's and ICM6's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP5, Side Fund, SLP Side Fund and ICP6, and none of ICM5, ICP Management 5 or ICM6 directly or otherwise hold any Shares. Management of the business affairs of ICM5, ICP Management 5 and ICM6, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the managers of ICM5, ICP Management 5 and ICM6, respectively, such that no single manager of ICM5, ICP Management 5, or ICM6 has voting and/or dispositive power of the Shares.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  ----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  ------------

                  92534N101

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

         (a)  [  ]   Broker or dealer registered under Section 15 of the
                     Exchange Act.
         (b)  [  ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c)  [  ]   Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act.
         (d)  [  ]   Investment company registered under Section 8 of the
                     Investment Company Act.
         (e)  [  ]   An investment adviser in accordance with
                     Rule 13d-1(b)(1)(ii)(E);
         (f)  [  ]   An employee benefit plan or endowment fund in accordance
                     with Rule 13d-1(b)(1)(ii)(F);
         (g)  [  ]   A parent holding company or control person in accordance
                     with Rule 13d-1(b)(1)(ii)(G);
         (h)  [  ]   A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;
         (i)  [  ]   A church plan that is excluded  from the  definition  of an investment company under Section 3(c)(14) of the Investment
                     Company Act;
         (j)  [  ]   Group,  in accordance with Rule13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].

ITEM 4.  OWNERSHIP.
         ---------

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         A.       Integral Capital Management V, LLC ("ICM5")

                  (a) Amount Beneficially Owned: -0-
                  (b) Percent of Class: 0.00%
                  (c) Number of shares as to which such person has:
                           1.  Sole  power  to vote or to  direct  vote:  -0-
                           2. Shared power to vote or to direct vote: -0-
                           3.  Sole   power  to   dispose   or  to  direct   the
                           disposition: -0-
                           4.   Shared   power  to  dispose  or  to  direct  the
                           disposition: -0-

         B. ICP Management V, LLC ("ICP Management 5")

                  (a) Amount Beneficially Owned: -0-
                  (b) Percent of Class: 0.00%
                  (c) Number of shares as to which such person has:
                           1.  Sole  power  to vote or to  direct  vote:  -0-
                           2. Shared power to vote or to direct vote: -0-
                           3.  Sole   power  to   dispose   or  to  direct   the
                           disposition: -0-
                           4.   Shared   power  to  dispose  or  to  direct  the
                           disposition: -0-

         C.       Integral Capital Management VI, LLC ("ICM6")

                  (a) Amount Beneficially Owned: -0-
                  (b) Percent of Class: 0.00%
                  (c) Number of shares as to which such person has:

                           1. Sole power to vote or to direct vote: -0-
                           2. Shared power to vote or to direct vote: -0-
                           3.  Sole   power  to   dispose   or  to  direct   the
                           disposition: -0-
                           4.   Shared   power  to  dispose  or  to  direct  the
                           disposition: -0-

         D.       Integral Capital Partners V, L.P. ("ICP5")

                  (a) Amount Beneficially Owned: -0-
                  (b) Percent of Class: 0.00%
                  (c) Number of shares as to which such person has:

                           1. Sole power to vote or to direct vote: -0-
                           2.  Shared  power to vote or to direct  vote:  -0-
                           3.  Sole   power  to   dispose   or  to  direct   the
                           disposition: -0-
                           4.   Shared   power  to  dispose  or  to  direct  the
                           disposition: -0-

         E. Integral Capital Partners V Side Fund, L.P. ("Side Fund")

                  (a) Amount Beneficially Owned: -0-
                  (b) Percent of Class: 0.00%
                  (c) Number of shares as to which such person has:
                           1.  Sole  power  to vote or to  direct  vote:  -0-
                           2. Shared power to vote or to direct vote: -0-
                           3.  Sole   power  to   dispose   or  to  direct   the
                           disposition: -0-
                           4.   Shared   power  to  dispose  or  to  direct  the
                           disposition: -0-

         F. Integral Capital Partners V SLP Side Fund, LLC ("SLP Side Fund")

                  (a) Amount Beneficially Owned: -0-
                  (b) Percent of Class: 0.00%
                  (c) Number of shares as to which such person has:
                           1.  Sole  power  to vote or to  direct  vote:  -0-
                           2. Shared power to vote or to direct vote: -0-
                           3.  Sole   power  to   dispose   or  to  direct   the
                           disposition: -0-
                           4.   Shared   power  to  dispose  or  to  direct  the
                           disposition: -0-

         G.       Integral Capital Partners VI, L.P. ("ICP6")

                  (a) Amount  Beneficially Owned: -0-
                  (b) Percent of Class: -0-%
                  (c) Number of shares as to which such person has:
                           1.  Sole  power  to vote or to  direct  vote:  -0-
                           2. Shared power to vote or to direct vote: -0-
                           3.  Sole   power  to   dispose   or  to  direct   the
                           disposition: -0-
                           4.   Shared   power  to  dispose  or  to  direct  the
                           disposition: -0-

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  --------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON.
                  ------------------------------------------------

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                  ---------------------------------------------------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.
                  --------------------------------------------------------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  ------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 14, 2005

                              INTEGRAL CAPITAL MANAGEMENT V, LLC


                              By       /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                       Pamela K. Hagenah
                                       a Manager


                              ICP MANAGEMENT V, LLC


                              By       /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                       Pamela K. Hagenah
                                       a Manager

                              INTEGRAL CAPITAL MANAGEMENT VI, LLC


                              By         /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                       Pamela K. Hagenah
                                       a Manager


                              INTEGRAL CAPITAL PARTNERS V, L.P.

                              By Integral Capital Management V, LLC,
                              its General Partner

                              By         /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                       Pamela K. Hagenah
                                       a Manager


                              INTEGRAL CAPITAL PARTNERS V SIDE
                              FUND, L.P.

                              By ICP Management V, LLC
                              its General Partner


                              By         /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                       Pamela K. Hagenah
                                       a Manager

                              INTEGRAL CAPITAL PARTNERS V SLP SIDE FUND, LLC

                              By ICP Management V, LLC,
                              its Manager


                              By         /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                       Pamela K. Hagenah
                                       a Manager

                              INTEGRAL CAPITAL PARTNERS VI, L.P.

                              By Integral Capital Management VI, LLC
                              its General Partner


                              By         /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                       Pamela K. Hagenah
                                       a Manager

                                  EXHIBIT INDEX


                                                               Found on
                                                               Sequentially
Exhibit                                                        Numbered Page
-------                                                        -------------

Exhibit A:        Agreement of Joint Filing                    17

                                    EXHIBIT A

                            Agreement of Joint Filing


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated April 14, 2005 containing the information required by Schedule 13G, for the Zero (0) Shares of capital stock of Vetrue Inc. (formerly Memberworks Incorporated) held by Integral Capital Partners V, L.P., a Delaware limited partnership, Integral
Capital Partners V Side Fund, L.P., a Delaware limited partnership, Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company, and Integral Capital Partners VI, L.P., a Delaware limited partnership.

Date:  April 14, 2005

                              INTEGRAL CAPITAL MANAGEMENT V, LLC


                              By         /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                       Pamela K. Hagenah
                                       a Manager

                              ICP MANAGEMENT V, LLC


                              By         /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                       Pamela K. Hagenah
                                       a Manager

                              INTEGRAL CAPITAL MANAGEMENT VI, LLC


                              By         /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                      Pamela K. Hagenah
                                       a Manager




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                                                                   Page 18 of 19

                              INTEGRAL CAPITAL PARTNERS V, L.P.

                              By Integral Capital Management V, LLC,
                              its General Partner


                              By         /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                       Pamela K. Hagenah
                                       a Manager


                              INTEGRAL CAPITAL PARTNERS V SIDE FUND, L.P.

                              By ICP Management V, LLC,
                              its General Partner


                              By         /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                       Pamela K. Hagenah
                                       a Manager


                              INTEGRAL CAPITAL PARTNERS V SLP SIDE FUND, LLC

                              By ICP Management V, LLC,
                              its Manager


                              By         /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                       Pamela K. Hagenah
                                       a Manager

                              INTEGRAL CAPITAL PARTNERS VI, L.P.

                              By Integral Capital Management VI, LLC,
                              its General Partner


                              By         /s/ Pamela K. Hagenah
                                 -----------------------------------------------
                                       Pamela K. Hagenah
                                       a Manager